Exhibit 10.68.1

SECOND AMENDMENT OF

INDUSTRIAL REAL ESTATE LEASE

This Second Amendment of Industrial Real Estate Lease Agreement (“Amendment”) is entered into by and between 3301 South Norfolk, LLC. (“Landlord”), as Landlord, and Unified Grocers, Inc., formerly known as Unified Western Grocers, Inc., as successor to Associated Grocers, Incorporated, by assignment dated September 30, 2007 (“Tenant”), under that certain Industrial Real Estate Lease Agreement (“Lease”) dated April 19, 2007, as amended by that certain First Amendment of Industrial Real Estate Lease Agreement dated March 24th, 2010, between the parties hereto.

RECITALS

A. Landlord and Tenant desire to amend the Lease by extending it in accordance with the terms and conditions contained herein.

B. The Property commonly known as 3301 South Norfolk Street, Seattle, Washington, 98168 is owned by Landlord.

C. All of the modifications in this Amendment shall be effective as of delivery by the last signing party to the first signing party.

D. Except as may be expressly provided otherwise in this Amendment, capitalized terms in this Amendment shall have the meaning given such terms in the Lease.

NOW, THEREFORE, in consideration of the mutual promises contained herein, Landlord and Tenant agree as follows:

1.Amendments.

1.1 Section 1.4 Lease Term is amended by deleting the revision to such section as provided in the First Amendment of Industrial Real Estate Lease dated March 24th, 2010, and the following language is added to the end of such section:

Following the expiration of the Two (2) One (1) year Option Periods to extend the Lease, the Lease shall be extended for Seven (7) additional years commencing on May 1, 2011 and expiring on April 30, 2018 (“Third Extension Term”).

1.2 Section 1.6 Monthly Base Rent is amended by deleting the revision to such section as provided in the First Amendment of Industrial Real Estate Lease dated March 24th, 2010, and the following language is added to the end of such section:

May 1, 2011 through April 30, 2012	$530,833.33 per month
May 1, 2012 through April 30, 2013	$544,104.16 per month
May 1, 2013 through April 30, 2014	$557,706.77 per month
May 1, 2014 through April 30, 2015	$571,649.44 per month
May 1, 2015 through April 30, 2016	$585,940.67 per month
May 1, 2016 through April 30, 2017	$600,589.19 per month
May 1, 2017 through April 30, 2018	$615,603.92 per month

1.3 Section 2.4 Tenant’s Right to Terminate is replaced entirely and restated as follows:

Notwithstanding anything to the contrary in this Lease, Tenant shall have the right to terminate during the last two years of the Third Extension Term, without penalty, with Tenant’s written notice to Landlord. The Lease termination date shall be twenty-four (24) months from the date Landlord receives written notice from Tenant, but in no event will the Lease termination date be earlier than April 30, 2016.

1.4 Section 6.4.4 Perishables Building Refrigeration System Repair Costs is replaced entirely and restated as follows:

Perishables Building Refrigeration System Repair & Fire Protection Upgrade Costs

Notwithstanding anything in the Lease to the contrary, reasonable and necessary repairs will be made to the perishables building refrigeration system throughout the remaining term of the Lease as mutually agreed to by Landlord and Tenant. The actual costs for such repairs shall be shared between Landlord and Tenant and such repairs shall be contracted for by Tenant and made to Tenant’s reasonable business standards with minimal disruption to Tenant’s business activities. Tenant’s share of the actual costs shall be prorated as follows (“Tenant’s Share of Costs”):

Year	Tenant’s Share of Costs
5/1/2010 – 4/30/2011	50.0%
5/1/2011 – 4/30/2012	43.0%
5/1/2012 – 4/30/2013	36.0%
5/1/2013 – 4/30/2014	29.0%
5/1/2014 – 4/30/2015	22.0%
5/1/2015 – 4/30/2016	15.0%
5/1/2016 – 4/30/2017	7.0%
5/1/2017 – 4/30/2018	0.0%

Perishables Building Refrigeration Repair Costs incurred after April 30, 2010, in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000) in any one lease year shall be paid in full by Landlord without any additional Tenant cost sharing for that lease year.

Notwithstanding anything in the Lease to the contrary, if a fire protection upgrade is required to be made to the Perishables Building by Tenant’s insurance carrier to maintain insurance coverage for the premises, then such fire protection upgrade shall be made as mutually agreed to by Landlord, Tenant, and Tenant’s insurance carrier. The net actual costs incurred by the Tenant, which shall be determined based upon the actual cost of the upgrade less any reduction of insurance premiums to be realized by Tenant over the remaining lease term as a result of such upgrade, as determinable by the Tenant’s insurance carrier, shall be shared between Landlord and Tenant and Tenant’s share shall be prorated in accordance with the Tenant’s Share of Costs percentages scheduled above. However, in no event will Landlord contribute more than its percentage share of $615,000 plus the then applicable Washington State Sales Tax. In the event that the fire protection upgrade requires the installation of rack-sprinklers, Tenant will leave the rack systems in place at the end of the lease term.

1.5 Section 6.4.5 Dry Goods Warehouse Fire Protection Upgrade Costs is added to the Lease as follows:

Notwithstanding anything in the Lease to the contrary, if a fire protection upgrade is required to be made to the Dry Goods Warehouse Building by Tenant’s insurance carrier to maintain insurance coverage for the premises, and the cost for such upgrade, as mutually agreed to by the Landlord, Tenant and the Tenant’s insurance carrier, would cause Tenant to incur more than Five Hundred Thousand Dollars ($500,000) in the aggregate over the remaining term of the lease, Tenant may elect not to make such upgrade and may terminate this Lease on at least sixty (60) days notice to Landlord (which notice shall specify the basis in reasonable detail of Tenant’s conclusion, including all associated costs and reasonable alternatives) provided, however, that Landlord shall have fourteen (14) days after Tenant’s notice of termination to elect by written notice to Tenant to incur the costs in excess of Five Hundred Thousand ($500,000) for such upgrade (“Excess Costs”) and this Lease shall not terminate on account of such notice from Tenant.

Subject to the limitations described above, Landlord shall reimburse Tenant for Excess Costs within 10 business days of receipt of evidence of payment by Tenant and proper lien releases, if requested. Landlord retains the right to inspect the upgrade and verify completion before reimbursing Tenant for its share of actual costs.

Tenant’s share of any costs incurred under this Section 1.5 shall not be included in Tenant’s Cumulative Compliance and Repair Costs referenced in Section 5.1.

2. Entire Amendment.    This Amendment sets forth the entire agreement of the parties with respect to the subject matter set forth herein and may not be modified other than by an agreement in writing signed by the parties hereto or their respective successors or assigns.

3. Acknowledgment.    The parties hereto each acknowledge that except as expressly modified by this Amendment, all the terms and conditions of the Lease remain unchanged and are in full force and effect and enforceable in accordance with their terms. In the event of a conflict between the Lease and this Amendment, the terms and provisions of this Amendment shall control.

4. Counterparts.    This Amendment may be executed in counterparts and each counterpart taken together, shall constitute one document.

5. Lender’s Consent.    The effectiveness of this Amendment is conditioned upon Landlord receiving the consent of its lender on or before January 15, 2011.

DATED this 10 day of December, 2010.

TENANT:		LANDLORD:

UNIFIED GROCERS, INC.		3301 SOUTH NORFOLK LLC. by Sabey Corporation, Manager

By:	/s/ Gary Hammett	By:	/s/ Patricia A. Sewell
Its:	Vice President	Its:	Secretary & Treasurer